                                                                    EXHIBIT 10.9

CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. THE LOCATIONS OF THE OMITTED MATERIALS ARE INDICATED BY THE FOLLOWING NOTATION: [***]

                             WAFER FOUNDRY AGREEMENT

                                 By and Between

                            POLAR SEMICONDUCTOR, INC.

                                       and

                           ALLEGRO MICROSYSTEMS, INC.

                              DATED AUGUST 1, 2007

               ALLEGRO MICROSYSTEMS, INC. PROPRIETARY INFORMATION

                             WAFER FOUNDRY AGREEMENT

This Wafer Foundry Agreement ("Agreement") is made and entered into this 1st day of August, 2007, (the "Effective Date") by and between Allegro MicroSystems Inc., a corporation duly organized and existing under the laws of the State of Delaware, ("Allegro"), and Polar Semiconductor, Inc., a corporation duly organized and existing under the laws of the State of Delaware ("PSI"). PSI and Allegro are sometimes referred to herein individually as a "Party" and collectively as the "Parties".

                                   Witnesseth:

WHEREAS, Allegro wishes to purchase certain semiconductor wafers; and

WHEREAS, PSI wishes to manufacture and sell such semiconductor wafers to Allegro; and

WHEREAS, the Parties wish to set forth their respective rights and obligations with respect to the purchase and sale of such semiconductor wafers; and

WHEREAS, Allegro desires PSI to use certain technology and intellectual property rights owned or otherwise controlled by Allegro for the purpose of manufacturing semiconductor wafers in accordance with this Agreement, and in furtherance thereof, Allegro desires to grant to PSI a non-exclusive license to use such technology and intellectual property rights for such purpose in accordance with this Agreement.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Parties hereto agree as follows:

                                  Definitions:

As used in this Agreement, the following terms will have the following respective meanings:

A) "Wafers" means the semiconductor Wafers for Device Types, fabricated by PSI using the process technologies listed in Appendix A. Wafers will include Engineering Wafers, Risk Wafers, Production Wafers, and Process Qualification Wafers, as defined below.

B) "Device Type" will mean any of the various Allegro integrated circuit devices specified by Allegro.

C) "Process Qualification Wafers" or "PQW" means Wafers manufactured for the purposes of qualifying a new or changed Wafer manufacturing process, in accordance with Section 2.1 of this Agreement.

D) "Engineering Wafers" will mean any Wafers manufactured with unverified masks or requiring process splits for product characterization based on qualified processes, as described in Section 2.2 of this Agreement.

E) "Risk Wafers" will mean non-engineering, non-Process Qualification Wafers fabricated by PSI at Allegro's request, as referenced in Appendix C, and prior to Mass Production Wafer Approval, as referenced in Appendix B.

               ALLEGRO MICROSYSTEMS, INC. PROPRIETARY INFORMATION

F) "Production Wafers" will mean those Wafers manufactured at PSI after successful Mass Production Wafer Approval, as referenced in Appendix B.

G) "Allegro Wafer Manufacturing Technology" means, from time to time during the term of this Agreement, those certain processes and related technical information, whether or not patentable, then owned or controlled by Allegro, necessary for manufacturing Wafers, and listed in Appendix N attached hereto, as such Appendix may from time to time, during the term of this Agreement, be amended by Allegro in its sole and absolute discretion in order for PSI to fulfill its obligations hereunder. In no event shall Allegro Wafer Manufacturing Technology be deemed to include any process or technical information previously known by PSI prior to its receipt from Allegro, received from another party, becomes part of the public domain, or is independently developed by PSI.

H) "Allegro WMT Documentation" means, from time to time during the term of this Agreement, all documents and other manifestations, in any form whatsoever (including, without limitation, Allegro WMT Production Records, operating procedures, masks, reticles, and the like) that describe, memorialize or otherwise make manifest the processes or other inventions comprising the Allegro Wafer Manufacturing Technology and the use thereof by PSI.

I) "Allegro WMT Production Records" means all production records, data, analyses, and the like generated by PSI in the course of manufacturing Wafers.

J) "Allegro Intellectual Property Rights" means, from time to time during the term of this Agreement, all right, title and interest in, to and under the Allegro Wafer Manufacturing Technology then owned or otherwise controlled by Allegro.

K) "PSI Bloomington Wafer Fab Facility" means that certain facility owned by PSI and located at 2800 East Old Shakopee Road, Bloomington, Minnesota.

L) "PSI Wafer Manufacturing Technology" means, from time to time during the term of this Agreement, those certain processes and related technical information, whether or not patentable, then owned or controlled by PSI, used by PSI in manufacturing Wafers, and listed in Appendix N, attached hereto, as such Appendix shall from time to time during the term of this Agreement be amended in order to reflect the manufacturing processes or other inventions then being used by PSI to fulfill its obligations under this Agreement. It is further understood and agreed to by the Parties that technical information, documentation and intellectual property rights related to PSI's [***] process shall not be included within PSI Wafer Manufacturing Technology or PSI Intellectual Property Rights.

M) "PSI WMT Documentation" means, from time to time during the term of this Agreement, all documents and other manifestations, in any form whatsoever (including, without limitation, operating procedures, masks, reticles, and the like) that describe, memorialize or otherwise make manifest the processes or other inventions comprising the PSI Wafer Manufacturing Technology and the use thereof by PSI.

N) "PSI Intellectual Property Rights" means, from time to time during the term of this Agreement, all right, title and interest in, to and under the PSI Wafer Manufacturing

     Patents and the PSI Wafer Manufacturing Technology then owned or otherwise controlled by PSI. It is further understood and agreed to by the Parties that technical information, documentation and intellectual property rights related to PSI's [***] process shall not be included within PSI Wafer Manufacturing Technology or PSI Intellectual Property Rights.

Section 1. Scope and Grant of License:

1.1 Subject to the terms of this Agreement, PSI will fabricate certain Wafers ordered by Allegro, and PSI will deliver and sell such Wafers to Allegro.

1.2 This Agreement does not constitute a purchase order or release for such services. PSI will not undertake any expenses or other acts on Allegro's behalf before receiving and agreeing to an actual purchase order or other written authorization from Allegro.

1.3 Subject to the terms and conditions set forth in this Agreement, Allegro grants to PSI, and PSI accepts, a non-exclusive, royalty-free license under the Allegro Intellectual Property Rights, limited in accordance with the terms and conditions of this Agreement, to use the manufacturing processes and other inventions comprising the Allegro Wafer Manufacturing Technology and the Allegro WMT Documentation in order to make the Wafers in compliance with PSI's obligations under this Agreement or such other uses as the Parties may agree to in writing. Such license shall be limited to the manufacture of Wafers by PSI in the PSI Bloomington Wafer Fab Facility (or such other facility operated or subcontracted by PSI and to which Allegro consents in its sole and absolute discretion), shall not be sublicensed or otherwise transferred by PSI to any third party, and shall be subject to revocation, in whole or in part, by Allegro at any time in Allegro's sole and absolute discretion, and in the event of such revocation, PSI shall cease any further use of such portion or all, as specified by Allegro, of such manufacturing processes, other inventions and Allegro Wafer Manufacturing Technology.

     1.3.1 The license granted by Allegro to PSI, under Section #.1 of this Agreement, shall terminate upon the expiration or termination of this Agreement.

     1.3.2 Upon the termination of the license granted by Allegro to PSI, in this Section 1 of this Agreement, PSI shall promptly return to Allegro any and all Allegro WMT Documentation and, if requested in writing by Allegro, PSI shall certify that all Allegro WMT has been returned to Allegro

     1.3.3 Allegro shall have the right, upon reasonable notice to PSI, during the term of this Agreement, during reasonable times to inspect and copy the Allegro WMT Documentation. Documentation and information received by Allegro from PSI in this manner shall be used solely by Allegro to manufacture Wafers during a force majeure condition or if a default event has occurred, unless otherwise agreed to in writing by PSI and Allegro.

     1.3.4 PSI agrees at all times during the term of this Agreement to maintain the Allegro WMT Production Records in a manner at least as rigorous as it maintains its own information of a similar nature and consistent with PSI's implementation of the requirements, as set forth in the TS 16949 specifications.

     1.3.5 PSI agrees at all times during the term of this Agreement to maintain the PSI WMT Documentation in a manner at least as rigorous as those it maintains its own information of a similar nature and consistent with PSI's implementation of the requirements, as set forth in the TS 16949 specifications.

Section 2. Wafer Fabrication:

PSI will fabricate all Wafers at its Bloomington, Minnesota facility, using the process technologies listed in Appendix A, as specified by Allegro.

2.1 PSI will provide Allegro with PQW or qualification reports to establish wafer fabrication processes with the following conditions:

     2.1.1 Wafer lot sizes will be as specified in Appendix E;

     2.1.2 Split Wafer lots for PQW will be mutually agreed upon by Allegro and PSI;

     2.1.3 All instructions for such PQW will be documented in Allegro purchase orders;

     2.1.4 PQW processed to standard conditions will meet optical and electrical specification(s) as referenced in Appendix A;

     2.1.5 PQW not processed to standard conditions will meet optical and electrical specification(s) as referenced in Appendix A;

     2.1.6 Allegro acknowledges that the sale of all PQW not processed to standard conditions, but processed correctly within practical limits according to the mutually agreed upon process flow, will be made AS IS and with all faults and without warranties, either express or implied, except as provided in Section 2.1.5;

     2.1.7 Future Wafer processes, including modifications to current Wafer processes, that are developed by PSI may be added to this Agreement by mutual consent. Subject to Allegro's prior written consent, PSI may terminate the use of a Wafer process at the PSI Fab (provided that such changes are not initiated at Allegro's request) (i) PSI will provide all PQWs to Allegro free of charge, and (ii) PSI will reimburse Allegro for the purchase of masks for qualification of each process with a change requiring mask changes. At least [***] prior to the date of the discontinuance of any process, with respect to any Wafers, PSI will provide Allegro with written notice of its intent to terminate such Wafer process and will cooperate with Allegro on a transition plan that allows Allegro to meet all of Allegro's contractual obligations with Allegro's customers that provides Allegro's customer with a maximum supply of [***] of inventory.

     2.1.8 PSI may subcontract various wafer processes at an outside subcontractor subject to Allegro's prior written consent.

     2.1.9 PSI will not transfer Allegro product from one fabrication facility to another regardless of the process or technology being qualified at another fab without Allegro's written approval.

2.2 PSI will accept Allegro's purchase orders for Engineering Wafers for Device Types, based on qualified processes with the following conditions:

     2.2.1 Wafer lot sizes will be as specified in Appendix E;

     2.2.2 Split Wafer lots for Engineering Wafers will be mutually agreed upon by Allegro and PSI;

     2.2.3 Special instructions for Engineering Wafers will be documented in Allegro purchase orders;

     2.2.4 Engineering Wafers processed to PSI's standard process specifications will meet optical and electrical specification(s), as referenced in Appendix A

     2.2.5 Engineering Wafers not processed to standard conditions will meet optical and electrical specification(s), as referenced in Appendix A; and

     2.2.6 Allegro acknowledges that the purchase of all Engineering Wafers that meet agreed upon Process Control Module Specifications, according to the mutually agreed upon process flow, will be made AS IS and with all faults and without warranties, either express or implied, except as provided in Section 2.2.5.

2.3 PSI will accept Allegro's purchase orders for Risk Wafers with the following conditions:

     2.3.1 Wafer lot sizes will be as specified in Appendix E;

     2.3.2 Purchase orders for Risk Wafers must be accompanied by a Risk Wafer Production Authorization, as referenced in Appendix C;

     2.3.3 Risk Wafers will meet optical and electrical specification(s), as referenced in Appendix A;

     2.3.4 Allegro acknowledges that the purchase of such Risk Wafers will meet acceptance criteria, as set forth in Appendix A.

2.4 PSI will accept purchase orders for Production Wafers with the following conditions:

     2.4.1 Wafer lot sizes will be as specified in Appendix E; and

     2.4.2 Both Parties have determined that the Device Type has been successfully approved for Mass Production Wafers, as set forth in Appendix B.

2.5 Upon acceptance, PSI will fabricate Production Wafers ordered by Allegro with specifications listed in Appendix A. These specifications may be changed only upon mutual agreement in writing by both Parties. PSI will comply with all the requirements set forth in "Allegro's Quality Plan", as set forth in Appendix G.

2.6 PSI will make available PSI's wafer evaluation and electrical data, as set forth in Appendix A, to Allegro through electronic means for each lot of Wafers delivered to Allegro prior to the shipment of the Wafers. PSI will also supply relevant reliability, optical and process control information, as set forth in Appendix F and Appendix G by request.

2.7 PSI will follow Allegro's change procedures (as set forth in Appendix F and Appendix G) with respect to processes utilized to manufacture Allegro.

2.8 For any lots not meeting the relevant criteria, as specified above, PSI will provide a Non-Conforming Material Permission ("NMP") sheet electronically to the Director of Manufacturing Engineering, as set forth in Appendix G, along with all applicable data, for Allegro's review. If the material is determined by Allegro to be acceptable, Allegro will complete the NMP and PSI will deliver the acceptable Wafers to Allegro.

Section 3. Forecast, Purchase Orders, Deliveries, Delivery Performance, Expedited Delivery:

3.1 Allegro will provide, by the 15th of each calendar month, a six (6) month, rolling non-binding forecast, for months subsequent to the current month, of the total Production Wafers required, by process technology, as set forth in Appendix A. The forecast will also include Wafer quantity estimates for Engineering Wafer requirements. The forecast will be used for planning purposes only and does not represent a commitment by Allegro to make any purchases. The only commitment to purchase will arise from purchase orders or purchase requirements.

3.2 Allegro will issue purchase orders for each of the following: (1) Engineering Wafers, (2) Risk Wafers, (3) Production Wafers and (4) Process Qualification Wafers.

3.3 Allegro's purchase requirements, with requested delivery dates, will be submitted weekly via a purchase order, and/or a purchase order release, and will result in a binding purchase obligation by Allegro to PSI, subject to cancellation charges, as set for in Section 3.5. PSI will acknowledge and provide a scheduled ship date in writing for each purchase requirement within [***]. Cycle-time requirements will be as defined in Appendix H.
     Any changes to Appendix H will require mutual agreement in writing. PSI will commence Production Wafer starts within [***] business days following the acknowledgment to the extent accepted. PSI will commence Engineering Wafer starts within [***] business days following the acknowledgment to the extent accepted.

3.4 PSI will provide Allegro with real-time on-line access to Allegro WIP and delivery information. PSI will promptly notify Allegro of any delivery deviations beyond the tolerance specified in 3.9 and 3.10.

3.5 Purchase orders for Wafers are cancelable. Purchase Order cancellations for Wafers will incur charges (Wafer Termination Charges) for Work in Progress
     (WIP), according to the following schedule:

                                         Process Technologies
                                          (Excluding [***])             [***]
                                         --------------------           -----
Before Wafer Scribe                     [***]% of Wafer Price   [***]% of Wafer Price
Prior to Device Mask                    [***]% of Wafer Price   [***]% of Wafer Price
Subsequent to Device Mask and Prior
   to Resistor Mask                     [***]% of Wafer Price   [***]% of Wafer Price
Subsequent to Resistor Mask and Prior
   to Contact Mask                      [***]% of Wafer Price   [***]% of Wafer Price
Subsequent to Contact Mask              [***]% of Wafer Price   [***]% of Wafer Price

     All Wafer lots on hold, in excess of [***], will be reviewed by Allegro and PSI. This review will result in a formal determination of whether the lots should be terminated, finished or remain on hold. After[***] of a Wafer lot being placed on hold, and provided that PSI notifies Allegro's Director of Planning in writing within [***] business days, Wafers can be terminated by PSI and termination charges, as set forth in this Section 3.5, are applied.

3.6  Within [***] working days of receipt of Allegro's forecast, referred to in
     Section 3.1, PSI will provide a [***] rolling non-binding capacity view, covering [***] subsequent to the current month, of the total capacity available, by process technology, as set forth in Appendix A.

3.7 PSI guarantees certain reserve capacity, as set forth in Appendix D of this Agreement.

3.8 PSI will accept all orders for quantities up to the applicable reserve (as set forth in Appendix D), with requested factory-exit dates consistent with
     Section 3.3. In the event that Allegro would like to request Wafers that exceed the applicable reserve, Allegro and PSI agree to negotiate in good faith a possible adjustment to the applicable reserve to accommodate Allegro's request for Wafers. Any adjustment will be subject to PSI's existing available capacity and other customer commitments.

3.9 Delivery Performance. Delivery performance goal is [***]% of the total quantity of specific product ordered for a specified time period, as set forth in Allegro's purchase order and/or release (+5 days early,- 0 day late to the specified delivery date). Failure to meet [***]% on time delivery for [***] consecutive weeks will require PSI to submit a corrective action plan and provide up to [***] to Allegro at no charge until the delivery performance improves and meets [***]% on time delivery for [***] consecutive weeks.

3.10 Expedited Delivery. PSI agrees to provide expedited delivery of 6" and 8" Wafer lots at the prices listed in Appendix J, as follows:

          6" Hot Lots *  -       Up to [***] at any given time.
          6" Nuclear Lots  **-   Up to [***] at any given time.

* 6" Hot Lots are defined as lots with a fab process technology lead time not to exceed a cycle time of [***] day ([***] hours) per mask level for the PSI interval (maximum of [***] Wafers per lot).

** 6" Nuclear Lots are defined as lots with a fab process technology lead-time not to exceed a cycle time of [***] day ([***] hours) per mask level for the PSI interval (maximum of [***] Wafers per lot).

          8" Hot Lots *  -       Up to [***] at any given time.
          8" Nuclear Lots  **-   Up to [***] at any given time.

* 8" Hot Lots are defined as lots with a fab process technology lead time not to exceed a cycle time of [***] days ([***] hours) per mask level for the PSI interval (maximum of [***] Wafers per lot).

** 8" Nuclear Lots are defined as lots with a fab process technology lead-time not to exceed a cycle time of [***] days ([***] hours) per mask level for the PSI interval (maximum of [***] Wafers per lot)

Section 4. Facility Visits, Audits, and Operational Reviews:

4.1 Facility visits and audits (by customers and/or Allegro) are permitted, for any reason or purpose, on a reasonable basis and any such visits and audits will be conducted, upon Allegro providing reasonable notice to PSI, during PSI's regular business hours and without undue disruption of PSI's business. Allegro, at its discretion, will have the right to schedule operational reviews with PSI on a quarterly basis.

Section 5. Procedure for Wafer Return and Credit:

5.1 Allegro will notify PSI in writing by completing the PSI RMA Request Form, as set forth in Appendix I, of its reasons for rejection of Production Wafers and provide product information and engineering data within [***] following Allegro's receipt of such Production Wafers. Such data will include, as applicable:

     5.1.1 Optical and electrical data from Production Wafers; and/or

     5.1.2 Yield data for Production Wafers failing to meet the probe yield target per device, as set forth in Appendix I.

     Product information will include product name, lot number, quantity, purchase order number, and date of receipt at Allegro.

     If any Production Wafers pass the acceptance criteria, specified in Sections 5.1.1 and 5.1.2, but are rejected by Allegro, or Allegro's customer, at a subsequent date still within the warranty period, as specified in Section 8, due to the fact that the failure is process related, Allegro will promptly notify in writing and provide a failure analysis report explaining why Allegro believes that the failure is process related.

5.2 Allegro will notify PSI in writing by completing the PSI RMA Request Form, as set forth in Appendix I, of its reasons for rejection of Risk and Engineering Wafers and provide product information and engineering data within [***] following Allegro's receipt of such Risk and Engineering Wafers. Such data will include, as applicable:

     5.2.1 Optical and electrical data product information will include product name, lot number, quantity, purchase order number, and date of receipt at Allegro.

5.3 The Parties will agree on whether the reasons for rejection are valid. PSI will respond in writing within [***] following receipt of data and product, specified in Sections 5.1 and 5.2. If no written response is provided within [***] of receipt of all data and product required to make a determination, Allegro and PSI will consider the rejection as valid. If valid, PSI will issue a Return Material Authorization ("RMA") Number. For Production Wafers failing to meet the probe yield target per device, as set forth in Appendix I, failures for which no design defect is identifiable, Allegro and PSI agree that the failure is valid and an RMA Number will be issued.

5.4 PSI, at Allegro's option, will [***], or [***], provided that the reasons for rejection are confirmed to be valid by PSI, or deemed to be confirmed, as described above in Section 5.3. If Wafers are replaced, PSI will pay all applicable shipping charge.

Section 6. Wafer/ Mask Price, Payment, and Invoices:

6.1 The prices of Production Wafers, Risk Wafers, Engineering Wafers and Masks will be set forth in Appendix J and will be established and fixed for [***] periods. All prices are on a F.O.B. Bloomington, Minnesota basis for the term of this Agreement, except for replacement Wafers for which PSI will pay all applicable shipping charges. All prices stated in this Agreement are in U.S. Dollars. All prices stated in this Agreement are exclusive of all applicable state and local sales, use, and other similar taxes. Unless Allegro advises PSI in writing, reasonably acceptable to PSI that an exemption applies, Allegro will pay all applicable state and local sales, use and other similar taxes. Taxes payable by Allegro will be billed as separate items.

6.2 On a go-forwards basis, Allegro and PSI agree to establish the new fixed [***] wafer and mask pricing no later than [***] prior to start of the new fiscal half year period (April and October) and [***].

6.3 PSI will issue an invoice with each shipment, and the date on this invoice will be no earlier than the shipment date, with the shipment date referenced on the invoice. The invoice will include the purchase order number, purchase order line number, purchase order line description, purchase order quantity, purchase order unit of measure, and purchase order unit price.

6.4 All payments due PSI under this Agreement will be delivered to PSI at the address shown on its invoice, net [***], and Allegro reserves the right to any credit setoff. Notwithstanding the foregoing, Allegro will not be obligated to pay invoices for Wafers for which an RMA number has been issued or for which an RMA request is pending.

6.5 Allegro will bear all taxes, duties, levies and similar charges (and any related interest and penalties), however designated, in connection with the existence of this Agreement, or the transactions contemplated thereby, other than income taxes imposed upon PSI by any governmental authority in any jurisdiction.

Section 7. Title and Risk of Loss:

7.1 Title and risk of loss and damage to all Wafers purchased by Allegro will vest in Allegro when the Wafers are placed by PSI in the possession of a carrier at the F.O.B. point of origin, freight collect, with freight charges being billed directly by the carrier to Allegro. PSI will pack and ship Wafers, as set forth in Appendix K.

Section 8. Warranty:

8.1 Warranties. PSI hereby warrants to Allegro that Production Wafers and Risk Wafers sold by PSI will be free from defects in material and workmanship for a period of [***] from the date of delivery by PSI to Allegro, and that Production Wafers will conform to specifications, and Wafer and electrical specifications, as set forth in Appendix A and Appendix I.

8.2 Remedies. If any Risk or Production Wafers fail to conform to the applicable foregoing warranty during the relevant warranty period and PSI is notified promptly, in writing, following the discovery of such failure, PSI will, at Allegro's sole option, [***], or provide to Allegro [***]. The foregoing notice from Allegro will include a description of the basis for Allegro's warranty claim, lot number, and original date received by Allegro. To the extent practicable (for example, provided that the Wafers have not been shipped to a customer), Allegro will return such defective Risk or Production Wafers to PSI, and, if such defective Wafers have already been packaged, PSI will [***] for such Wafers. PSI will return any Risk and Production Wafers replaced under this warranty to Allegro, transportation prepaid. The foregoing warranty constitutes PSI's exclusive liability, and the exclusive remedy of Allegro, for any breach of any warranty or other nonconformity of the Risk and/or Production Wafers, except as set forth in Appendix M.

8.3 LIMITATIONS. THIS WARRANTY IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WHICH ARE HEREBY EXPRESSLY DISCLAIMED.

Section 9. Intellectual Property:

9.1 PSI will defend or settle, at its own option and expense, any and all suits against Allegro alleging: (a) infringement of any patent, trademark, copyright or other proprietary right, arising from adherence to process information, drawings, design, or other specifications, which Allegro is instructed by PSI to follow, and (b) infringement relating to the manufacture, use or sales of any of the circuits, either as individual units or in combination with another item not furnished by Allegro, provided that PSI (a) has had timely written notice of all allegations of such infringement and suits, and full opportunity and authority to assume the sole defense of and to settle such suit, and (b) have been furnished, upon PSI's request, all information and assistance available to Allegro for such defense.

9.2 Allegro will defend or settle, at its own option and expense, any and all suits against PSI alleging: (a) infringement of any patent, trademark, copyright or other proprietary right, arising from adherence to process information, drawings, design, or other specifications which PSI is instructed by Allegro to follow, and (b) infringement relating to the manufacture, use or sales of any of the circuits, either as individual units or in combination with another item not furnished by PSI, provided that Allegro (a) has had timely written notice of all allegations of such infringement and suits, and full opportunity and authority to assume the sole defense of and to settle such suit, and (b) have been furnished, upon Allegro's request, all information and assistance available to PSI for such defense.

9.3 The foregoing Sections 9.1 and 9.2 state the entire liability of the Parties for any patent, trademark, copyright, or other proprietary right infringement.

Section 10. Identification:

10.1 PSI will not, without Allegro's prior written consent, engage in advertising, promotion or publicity related to this Agreement, or make public use of any Identification (as hereinafter defined) in any circumstances related to this Agreement. As used in this Agreement, the term "Identification" means any copy or semblance of any trade name, trademark, service mark, insignia, symbol, logo, or any other product, service or organization designation, or any specification or drawing of Allegro or its respective affiliates, or evidence of inspection by or for any of them.

10.2 PSI will remove or destroy any Identification prior to any use or disposition of any Wafers rejected or not purchased by Allegro, and, will indemnify, defend (at Allegro's request) and save harmless Allegro and its respective affiliates and each of their officers, directors and employees from and against any losses, damages, claims, demands, suits, liabilities, fines, penalties and expenses (including reasonable attorneys' fees) arising out of the PSI's failure to so remove or obliterate Identification.

Section 11. Protection of Proprietary Information:

11.1 The Non-Disclosure Agreement between PSI and Allegro having an effective date of October 25, 2005, is hereby incorporated in its entirety into this Agreement.

Section 12. Term, Termination of Agreement and Bankruptcy:

12.1 Term; The term of this Agreement will commence on the date first written above and continue through March 31, 2012, unless terminated earlier, pursuant to Sections 12.2, 12.3, or 12.4.

12.2 Immediate Termination Events. Either Party may terminate or suspend this Agreement immediately and without liability upon written notice to the other Party, if any one of the following events occurs:

     (a) The other Party files a voluntary petition in bankruptcy or otherwise seeks protection under any law for the protection of debtors;

     (b) A proceeding is instituted against the other Party under any provision of any bankruptcy law, which is not dismissed within ninety (90) days;

     (c)  The other Party is adjudged bankrupt;

     (d) A court assumes jurisdiction of all or a substantial portion of the assets of the other Party under a reorganization law;

     (e) A trustee or receiver is appointed by a court for all or a substantial portion of the assets of the other Party;

     (f) The other Party becomes insolvent or ceases or suspends all or substantially all of its business; or

     (g) The other Party makes an assignment of the majority of its assets for the benefit of creditors.

12.3 Termination for Breach. In case either Party breaches or defaults in the effective performance of any of the terms, conditions, covenants, or agreements contained in this Agreement, then the Parties will first attempt in good faith to resolve such breach. [***] after delivery of written notice to the breaching Party that a breach, described in this Section 12.3 has occurred, the non-breaching Party may terminate this Agreement without liability for such termination; provided, that if the breaching Party has begun substantial corrective action to remedy the breach, the non-breaching Party may only terminate this

     Agreement without liability for such termination [***] after delivery of its written notice to the breaching Party, if such breach remains uncured as of such date; provided, however, that if allowing [***] for the breaching Party to cure the breach would cause irreparable harm to the business prospects of the non-breaching Party, notwithstanding any dispute resolution provisions herein to the contrary, temporary or preliminary injunctive relief in a court of competent jurisdiction will be appropriate to prevent either an initial or continuing breach in addition to any other relief to which the non-breaching Party may be entitled.

12.4 In case that PSI terminates this Agreement, pursuant to Section 12.3, Allegro will be liable for any and all Wafer finished goods and Work-in-Process held by PSI at the time of termination, and resulting from an order issued by Allegro hereunder. In case that Allegro terminates this Agreement, pursuant to Section 12.3, Allegro may cancel any or all orders without any liability to PSI.

12.5 Notwithstanding any provision of this Agreement, subject to its compliance with the following, PSI will have the right to terminate this Agreement in the event it ceases operations at its Bloomington, Minnesota facility:

     12.5.1 PSI will give Allegro at least twenty-four (24) months prior written notice prior to the date PSI ceases operations at its Bloomington, Minnesota foundry.

     12.5.2 In addition to its rights to purchase Wafers under this Agreement, Allegro will have the option during such twenty-four (24) month period, described in 12.5.1, to place, and PSI will fulfill regardless of any Wafer production capacity commitment, as set forth in Appendix D, a "life-time" purchase order for Wafers, provided that such "life time" purchase order is issued by Allegro at least [***] prior to the closing of the facility, with deliveries not to extend beyond [***] from planned closure.

     12.5.3 PSI will bear all costs (including all Allegro's costs) associated with the product and process qualification of, and the reticle transfer to, a new fabrication line (including within the Bloomington facility) for the manufacture of the Wafers where the transfer is a PSI initiated requirement.

12.6 In the event that PSI becomes the subject of voluntary, or involuntary, petition in bankruptcy, or any proceeding related to insolvency or composition for the benefit of creditors, and such proceeding is not dismissed within [***], PSI agrees to grant Allegro the right to access the PSI Wafer Manufacturing Technology and a non-exclusive, worldwide, royalty-free license, with the right to grant sublicenses, to use the manufacturing processes comprising the PSI Wafer Manufacturing Technology in order to make, or have made, Wafers that PSI would have otherwise been obligated to manufacture and supply to Allegro in compliance with this Agreement, but for such bankruptcy, insolvency or composition for the benefit of creditors. Such license shall terminate upon the earlier of (i) such time that PSI emerges from any such bankruptcy or insolvency proceeding and (ii) such time that this Agreement would have otherwise terminated in accordance with its terms; upon any such termination, Allegro shall cease any further use of such manufacturing processes, other inventions and the PSI Wafer Manufacturing Technology. Such right of access to the PSI Wafer Manufacturing Technology and license shall be effected through PSI's prompt provision to Allegro of complete and full disclosure to Allegro of all PSI Wafer Manufacturing Technology used to manufacture and supply Wafers to Allegro, including, without limitation, the PSI WMT Documentation, and any and all Allegro WMT Documentation then in the possession of PSI. Such full and complete disclosure of PSI's Wafer Manufacturing Technology and delivery of the Allegro WMT Documentation will be provided to Allegro without delay. In the event PSI emerges from any such bankruptcy, or insolvency proceeding, the PSI Wafer Manufacturing Technology (including, without limitation, the PSI WMT Documentation) will be returned to PSI, and PSI will resume manufacture and supply of Wafers to Allegro, in accordance with the terms and conditions of this Agreement.

12.7 Survival of Obligations. The following Sections will survive any expiration, termination or cancellation of this Agreement, and the Parties will continue to be bound by the terms and conditions thereof: 8, 9, 10, 11, 12.4, 12.6, 14, 16, 19, 20, 22, and 27.

Section 13. Force Majeure:

13.1 Neither Party will be held responsible for any delay or failure in performance of any part of this Agreement, to the extent such delay or failure, is caused by fire, flood, explosion, war, embargo, government requirement, civil or military authority, act of God, act or omission of carriers, or other similar causes beyond its control and without the fault or negligence of the delayed or nonperforming Party or its subcontractors ("force majeure conditions"). Notwithstanding the foregoing, PSI's liability for loss or damage to Allegro's material in PSI's possession or control will not be modified by this clause. If any force majeure condition occurs, the Party delayed or unable to perform will give immediate notice to the other Party, stating the nature of the force majeure condition and any action being taken to avoid or minimize its effect. The Party affected by the other's delay or inability to perform may elect to: (1) suspend this Agreement or an order for the duration of the force majeure condition and
     (i) at its option buy, sell, obtain or furnish elsewhere material or services to be bought, sold, obtained or furnished under this Agreement or an order (unless such sale or furnishing is prohibited under this Agreement) and deduct from any commitment the quantity bought, sold, obtained or furnished or for which commitments have been made elsewhere and
     (ii) once the force majeure condition ceases, resume performance under this Agreement or order with an option to the affected Party to extend the period of this Agreement or an order up to the length of time the force majeure condition endured and/or (2) when the delay or nonperformance continues for a period of at least [***], terminate, at no charge, this Agreement or an order, or the part of it relating to material not already shipped, or services not already performed. Unless written notice is given within [***] after the affected Party is notified of the force majeure condition, (1) will be deemed selected.

     In the event that force majeure conditions prevent PSI from manufacturing and supplying Wafers to Allegro, in accordance with this Agreement, for a period of [***], Allegro shall have the option to require PSI to promptly deliver to Allegro copies of all PSI WMT Documentation and Allegro WMT Documentation then in PSI's possession and to grant to Allegro a license to use the PSI Wafer Manufacturing Technology to the extent necessary and sufficient for Allegro to make or have made, use or have used, sell or have sold, import or have imported, and otherwise commercialize Wafers for a period of time equal to the duration of the Force Majeure event preventing PSI's performance.

Section 14. Limitation of Liability:

14.1 In no event will either Party be liable, whether in contract, in tort (including negligence), under any warranty or otherwise for any special, punitive, indirect, incidental or consequential loss or damage or loss of profits or revenues.

Section 15. Emergency Backup Plan:

15.1 Within [***] of the execution of this Agreement, PSI will furnish to Allegro, a written plan of action (an "Emergency Backup Plan") that covers PSI's plans on how it will continue to perform its obligations under this Agreement in case of an unforeseen catastrophe, including a force majeure condition, or any other condition in which PSI will be unable to produce and ship Wafers for [***]. The Emergency Backup Plan will identify PSI's secondary manufacturing location(s), if any, and include the estimated time for the implementation of such Emergency Backup Plan and production of Wafers.

Section 16. Notices:

16.1 All notices, demands, or consents required or permitted hereunder will be in writing and will be delivered, delivered by e-mail, or sent by facsimile, or mailed to the respective Parties at the addresses set forth below, or at such other address as will have been given to the other Party, in writing for the purposes of this clause.

     Such notices and other communications will be deemed effective upon the earliest to occur of:

     (a)  Actual delivery (e-mail, facsimile, hard copy),

     (b) Five (5) days after mailing, addressed and postage prepaid, return receipt requested,

     To Allegro:       Allegro MicroSystems, Inc.
                       115 Northeast Cutoff
                       Worcester, MA 01606
                       Attention: Vice President of Operations
                       Phone: 508-854-5240

     With a copy to:   Allegro MicroSystems, Inc.
                       115 Northeast Cutoff
                       Worcester, MA 01606
                       Attention: General Counsel
                       Phone: 508-854-5706

     To PSI:           Polar Semiconductor, Inc.
                       2800 East Old Shakopee Road
                       Bloomington, MN 55425
                       Attn: Chief Operating Officer
                       Phone: 952-876-3290

Section 17. Waiver and Amendment:

17.1 Failure by either Party, at any time, to require performance by the other Party, or to claim a breach of any provision of this Agreement, will not be construed as a waiver of any right accruing under this Agreement, nor will it affect any subsequent breach or the effectiveness of this Agreement, or any part hereof, or prejudice either Party with respect to any subsequent action. A waiver of any right accruing to either Party, pursuant to this Agreement, will not be effective unless given in writing.

Section 18. Assignment:

18.1 Neither Party will assign, transfer, or otherwise dispose of this Agreement in whole or in part, without the prior consent of the other Party in writing, and such consent will not be unreasonably withheld, provided, however, that this Agreement may be assigned by either Party to any successor entity, whether by merger, consolidation, or acquisition of all or substantially all of the assets of such Party related to the performance of this Agreement. Upon the completion of such assignment, the assigning Party will promptly provide a written notice to the other Party to this Agreement.

Section 19. Governing Law:

19.1 This Agreement shall be governed by and construed in accordance with the laws of the State of Massachusetts.

Section 20. Compliance with Laws; Environmental Compliance:

20.1 PSI, and all persons furnished by PSI, will comply at their own expense with all applicable federal, state and local laws, ordinances, regulations and codes, including those relating to the use of chlorofluorocarbons, and including the identification and procurement of required permits, certificates, licenses, insurance, approvals and inspections in performance under this Agreement.

20.2 PSI agrees to meet the requirements associated with Environmental Compliance, as set forth in Appendix L, hereby attached and made part of this Agreement.

Section 21. Severability:

21.1 In the event that any provision of this Agreement is found to be unlawful or otherwise unenforceable, such provision will be severed, and the entire Agreement will not fail on account thereof, the balance continuing in full force and effect, and the Parties will endeavor to replace the severed provision with a similar provision that is not unlawful or otherwise unenforceable.

Section 22. Exports:

22.1 The Parties agree and stipulate that no Wafers, technical information, or other information furnished under this Agreement or any direct product thereof, will be exported or re-exported, directly or indirectly, to any destination restricted or prohibited by export regulations of the United States, without the authorization from the competent governmental authorities. This restriction applies to all parent, subsidiaries and affiliates of the Parties. Any successor provisions to the export regulations apply to all future export and re-export transactions and the requirements of this Section will survive indefinitely, including any termination of this Agreement. Should a Party to this Agreement be held to have breached any applicable export regulations, such Party will indemnify and hold harmless the other Party from any costs or damages actually incurred by the non-breaching Party, to the extent that such non-breaching Party is held not accountable for such breach by competent governmental authorities.

Section 23. Headings:

23.1 The headings of the various sections of this Agreement have been inserted for convenience of reference only and will not be deemed to be a part of, or affect the interpretation of, any provision of this Agreement.

Section 24. Counterparts:

24.1 This Agreement may be executed in any number of counterparts, and each such counterpart hereof will be deemed to be an original instrument, but all such counterparts together will constitute but one Agreement.

Section 25. Communication and Representatives:

25.1 Throughout the term hereof, each Party agrees to designate in writing one of its employees to represent it in connection with day-to-day operations under this Agreement.

Section 26. Rights of Non-Submitting Party to Comment (Public Disclosure):

26.1 The Parties to this Agreement shall consult with each other as to the form, substance and timing of any press release or other public disclosure related to this Agreement, or the transactions contemplated hereby, and no such press release or other public disclosure shall be made without the consent of the other Party hereto, which consent shall not be unreasonably withheld or delayed. Each Party shall determine in its sole discretion whether such Party is required to file or otherwise submit this Agreement with, or to, any governmental authorities, including, without limitation, the U.S. Securities and Exchange Commission. If a Party (as the Submitting Party) determines that this Agreement is required to be so filed or submitted, then such Submitting Party shall with respect to such proposed filing or submission: (i) provide a copy of such filing or submission to the other Party (as the Non-Submitting Party) reasonably prior to its filing or submission, (ii) identify to the extent that the Submitting Party intends to request confidential treatment for any portion or portions of this Agreement, (iii) provide a reasonable amount of time for the Non-Submitting Party's review of the filing or submission and such confidentiality request and any redactions comprising such intended request and (iv) give good faith consideration to the Non-Submitting Party's comments and requests for any additional or different redactions.

Section 27 Integration:

27.1 This Agreement, and each Appendix, and each Exhibit attached, sets forth the entire Agreement and understanding between the Parties, as to the subject matter hereof, and merges all prior discussions between them, and none of the Parties will be bound by any conditions, definitions, warranties, modifications, understandings or representations with respect to such subject matter other than as expressly provided herein, or as duly set forth on or subsequent to the effective date hereof in writing and signed by a proper and duly authorized representative of the Party to be bound thereby. This Agreement supersedes and replaces in its entirety the Agreement between Allegro MicroSystems, Inc. and PolarFab (presently PSI) dated January 29, 2001. This Agreement may be modified or amended as set forth in writing and signed by a duly authorized representative of each Party.

Section 28. Relationship Between Parties:

28.1 Neither Party to this Agreement will have the power to bind the other by any guarantee or representation that it may give, or to incur any debts or liabilities in the name of or on behalf of the other Party. The Parties acknowledge and agree that nothing contained in this Agreement will be deemed or construed to constitute or create between the Parties hereto a partnership, association, joint venture or other agency.

Section 29. No Implied Licenses:

29.1 No licenses are granted hereunder by implication, estoppel or otherwise. Each Party may make reasonable references by name to any other Party in its advertising material relative to Wafers, provided that the advance written consent of an authorized representative of the other Party has been obtained.

Section 30. No Third-Party Beneficiaries:

30.1 No person not a Party to this Agreement will have any rights under this Agreement as a third-party beneficiary, or otherwise, other than persons entitled to indemnification as expressly set forth herein.

Section 31. Dispute Resolution:

31.1 In the event of any dispute, claim, question, or disagreement arising from, or relating to this Agreement, the Parties hereto shall use their best efforts to settle the dispute, claim, question, or disagreement. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both Parties. If they do not reach such solution within a period of [***], then, upon notice by either Party to the other, all such disputes, claims, questions, or differences shall be finally settled by arbitration administered by the American Arbitration Association in accordance with the provisions of its Commercial Arbitration Rules. The Party that initiates arbitration proceedings shall do so within the state, or city, of the other Party and that other Party's substantive laws shall apply and shall be the site of all arbitration proceedings. Judgment on the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement, as of the Effective Date first above written.

Allegro MicroSystems, Inc.


By: /S/ Dennis Fitzgerald
    --------------------------------------
Name: Dennis Fitzgerald
      ------------------------------------
Title: President & Chief Executive Officer
       -----------------------------------


Polar Semiconductor, Inc.


By: /S/ Yoshihiro Suzuki
    --------------------------------------
Name: Yoshihiro Suzuki
      ------------------------------------
Title: President & Chief Executive Officer
       -----------------------------------

                                   APPENDIX A

          APPLICABLE SPECIFICATIONS AND WAFER EVAL ACCEPTANCE CRITERIA


                                     [***]

                                     [***]

                                   APPENDIX B

           MASS PRODUCTION WAFER APPROVAL REQUIREMENTS AND PROCEDURES


                                     [***]

                                   APPENDIX C

                            RISK WAFER AUTHORIZATION



                                     [***]

                                   APPENDIX D

                    RESERVE WAFER OUTS PER QUARTER - SHIPPED
              (in terms of wafer outs - shipped per fiscal quarter)


                                      [***]

                                   APPENDIX D


                                     [***]

                                   APPENDIX E

                                 WAFER LOT SIZES


                                     [***]

                                   APPENDIX F

                   RELIABILITY AND PROCESS CONTROL INFORMATION

                                      [***]

                                   APPENDIX G

                       ALLEGRO MICROSYSTEMS' QUALITY PLAN



                                      [***]

                                   APPENDIX G




                                      [***]

                                   APPENDIX G


                                     [***]

                                   APPENDIX G



                                     [***]

                                   APPENDIX H

                       PSI CYCLE TIME BY WAFER TECHNOLOGY



                                      [***]

                                   APPENDIX I

                PROBE SCRAP LIMITS AND MINIMUM DIE YIELD BASELINE

                                      [***]

                                   APPENDIX I


                                     [***]

                                   APPENDIX I


                                     [***]

                                   APPENDIX I


                                     [***]

                                   APPENDIX J

                          Wafer Pricing & Mask Pricing


                                     [***]

                                   APPENDIX J

                                     [***]

                                   APPENDIX J


                                      [***]

                                   APPENDIX J



                                      [***]

                                   APPENDIX K

                                SHIPPING CRITERIA

All Wafers to be delivered to Allegro under this Agreement will be packed, marked, and shipped by PSI, [***], as outlined in the Quality Manual, and care for transportation of Wafers of a similar type. All Wafers will be accompanied by the following information, as appropriate: (i) purchase order number, (ii) Device Type, (iii) Allegro lot number, (iv) lot quantity and (v) any process information, to be mutually agreed upon in writing by both Parties. Items (i),
(ii), (iii), and (iv) will be clearly marked on the outside of each Wafer cassette, shipping carton and reflected on the Packing Slip by PSI. Shipments are [***].

                                   APPENDIX L

                            ENVIRONMENTAL COMPLIANCE



                                     [***]

                                   APPENDIX M


                                      [***]

                                   APPENDIX N

              ALLEGRO WAFER MANUFACTURING TECHNOLOGY AND PSI WAFER
                            MANUFACTURING TECHNOLOGY



                                     [***]